EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No.1 to Registration Statement on Form S-8 of our report dated January 31, 2006 (as to Note L, February 28, 2006) relating to our audit of the financial statements of SyntheMed, Inc. as of December 31, 2005 and for the year then ended, which report included an explanatory paragraph relating to the Company's ability to continue as a going concern, included in the Annual Report on Form 10-KSB of SyntheMed, Inc. filed with the Securities and Exchange Commission.

/S/ Eisner LLP

New York, New York
September 18, 2006